SECOND AMENDMENT TO FINANCING AGREEMENT

SECOND AMENDMENT, dated as of November 30, 2007 (this "Amendment"), to the Financing Agreement, dated as of March 1, 2006, as amended by the First Amendment, dated as of August 1, 2007 (as so amended, the "Financing Agreement"), by and among Life Sciences Research, Inc., a Maryland corporation (the "Parent"), Huntingdon Life Sciences Limited, a company incorporated under the laws of England and Wales ("Huntingdon UK"), each subsidiary of the Parent from time to time joined to the Financing Agreement as a "Borrower" (together with Huntingdon UK, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent, each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), and _________, a ___________________ formed under the laws of __________ ("_____"), as agent for the Lenders (in such capacity, together with its successors and assigns, the "Agent").

WHEREAS, the Loan Parties have advised the Agent and the Lenders that the Loan Parties desire to form a wholly-owned Subsidiary (the "Newco") of the Parent to acquire (the "_________________ Acquisition") the Capital Stock of an unaffiliated third party regulatory affairs company (the "Target") substantially on the terms and conditions set forth in a draft letter of intent (the "Letter of Intent") delivered to the Agent prior to the date of this Amendment;

WHEREAS, the Loan Parties have requested that the Agent and the Lenders (a) waive the mandatory prepayment requirement under Section 2.05(c)(i) of the Financing Agreement for the Excess Cash Flow of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2007, (b) modify the financial covenants contained in Section 7.03 of the Financing Agreement, and (c) consent to the _________________ Acquisition. The Lenders are willing to agree to such changes, in each case subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Definitions. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Financing Agreement.

2.	Amendments to the Financing Agreement.

(a) Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following new definitions, in appropriate alphabetical order:

" '______________________Acquisition' has the meaning set forth in the Second Amendment."

" 'Second Amendment' means the Second Amendment to Financing Agreement, dated as of November 30, 2007, among the Borrowers, the Guarantors, the Lenders and the Agent."

" 'Second Amendment Effective Date' means the date on which the Second Amendment shall become effective in accordance with its terms."

(b) Excess Cash Flow Mandatory Prepayment for 2007. Section 2.05(c)(i) of the Financing Agreement is hereby amended by adding the following prior to the period at the end thereof:

"; provided, however, that no such payment shall be required for any Excess Cash Flow of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2007"

(c) Subordinated Indebtedness. Section 7.02 is hereby amended by adding a new Section 7.02(t), to read as follows:

"(t)       Subordinated Indebtedness. Make any payment of Subordinated Indebtedness unless, (i) with respect to earnout amounts under the _____________ Acquisition, at least 15 days before the date of such payment (but not more than 25 days before the date of such payment), the Agent shall have received a certificate from an Authorized Officer of the Parent, certifying that no Event of Default has occurred and is continuing or is expected to occur and be continuing on the date for such payment, and (ii) on the date of such payment, no Event of Default shall have occurred and be continuing or would result from the making of any such payment."

(d) Leverage Ratios. Section 7.03(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio
March 31, 2006	2.55:1.00
June 30, 2006	2.49:1.00
September 30, 2006	2.35:1.00
December 31, 2006	2.04:1.00
March 31, 2007	1.99:1:00
June 30, 2007	1.94:1:00
September 30, 2007	1.89:1:00
December 31, 2007	1.54:1:00
March 31, 2008	1.34:1.00
June 30, 2008	1.21:1.00
September 30, 2008	1.09:1.00
December 31, 2008	0.92:1.00
March 31, 2009	0.89:1.00
June 30, 2009	0.86:1.00
September 30, 2009	0.84:1.00
December 31, 2009	0.70:1.00
March 31, 2010	0.70:1.00
June 30, 2010	0.70:1.00
September 30, 2010	0.70:1.00
December 31, 2010	0.70:1.00"

(e) Consolidated EBITDA. Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(b) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries at the end of each fiscal quarter of the Parent and its Subsidiaries to be less than the applicable amount set forth below:

Fiscal Quarter End	Consolidated EBITDA
March 31, 2006	$25,500,000
June 30, 2006	$25,800,000
September 30, 2006	$26,400,000
December 31, 2006	$28,400,000
March 31, 2007	$28,800,000
June 30, 2007	$29,200,000
September 30, 2007	$29,700,000
December 31, 2007	$34,500,000
March 31, 2008	$36,900,000
June 30, 2008	$37,600,000
September 30, 2008	$38,300,000
December 31, 2008	$41,600,000
March 31, 2009	$42,200,000
June 30, 2009	$42,900,000
September 30, 2009	$43,700,000
December 31, 2009	$44,600,000
March 31, 2010	$45,300,000
June 30, 2010	$46,100,000
September 30, 2010	$46,900,000
December 31, 2010	$47,900,000"

(f)  Capital Expenditures. Section 7.03(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(c)      Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed the amount of Capital Expenditures set forth for any period specified below :

(i)        for the Fiscal Year ended December 31, 2006, the aggregate amount of such Capital Expenditures shall not exceed $15,000,000;

(ii)       for the Fiscal Year ended December 31, 2007, the aggregate amount of such Capital Expenditures shall not exceed $20,000,000; and

(iii)      for each Fiscal Year ending after December 31, 2007, the aggregate amount of such Capital Expenditures shall not exceed $25,000,000."

(g) Minimum Qualified Cash. Section 7.03(d) of the Financing Agreement is hereby amended and restated in its entirety to read as follows :

"(d)      Minimum Qualified Cash. Permit Qualified Cash of the Loan Parties at the end of any fiscal month to be less than $15,000,000."

3.   Consent. Pursuant to the request of the Loan Parties and in accordance with Section 12.02 of the Financing Agreement, and in reliance upon the representations and warranties of the Loan Parties set forth herein, effective as of the Amendment Effective Date (as defined below), the Agent and the Required Lenders hereby consent to the ______________ Acquisition on substantially the same terms and conditions set forth in the Letter of Intent previously delivered to the Agent, provided that the consent set forth above shall be subject to the following conditions:

(a) the Loan Parties shall have furnished to the Agent at least 4 days prior to the consummation of the Project Acorn Acquisition (i) an executed Letter of Intent and such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which the ________________ Acquisition is to be consummated (collectively, the "Acquisition Documents"), any schedules to such agreements, instruments or other documents, all organizational documents of the Newco and the Target and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, certified by an Authorized Officer of the Parent, (ii) financial statements of the Target and pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of the ________________ Acquisition, and (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance with all covenants set forth in Section 7.03 of the Financing Agreement immediately before and after the consummation of the Project Acorn Acquisition;

(b) the Acquisition Documents shall be in form and substance reasonably satisfactory to the Agent;

(c) the organizational structure of Newco and the Target shall be as described to the Agent prior to the Amendment Effective Date, and each of Newco and the Target will be wholly-owned Subsidiaries of a Loan Party;

(d) (i)Newco shall become a Loan Party under the Financing Agreement by signing a joinder agreement or Guaranty in form and substance reasonably satisfactory to the Agent, (ii) the Agent shall have received a valid, first priority lien on, and security interest in, the equity of Newco pursuant to such agreements, instruments and documents, in each form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request, and (iii) Newco (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) of the Financing Agreement (except in the case of this clause (iii) to the extent the execution and delivery of any such agreement, instrument or document shall be waived by the Agent in its discretion, provided that, (A) Newco shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any transaction, business or operation, other than the ownership of all of the issued and outstanding equity of the Target, and Target shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any transaction, business or operation, other than the business it has engaged in prior to the date hereof and any business substantially related thereto, (B) Newco shall not own at any time any assets or properties other than the equity of Target, and the Target shall not own at any time any assets or properties other than the assets and properties related to the conduct of the Target's business in the ordinary course, (C) Newco shall not create, incur or suffer to exist any Indebtedness, any liability or any other obligation except for liabilities under in respect of taxes, its legal registered office and auditing fees, (D) Newco shall not sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or property, (E) neither Newco nor the Target shall create, incur, assume or suffer to exist any Lien on any of its assets or properties, and (F) the Target shall not create, incur or suffer to exist any Indebtedness other than Indebtedness to a Loan Party permitted by Section 7.02(e) and other unsecured Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding);

(e) the aggregate purchase price shall not exceed the amounts set forth in the Letter of Intent;

(f)  the Agent shall be satisfied that earnout amounts under the _____________ Acquisition are subordinated in right of payment to all Indebtedness of the Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement or by subordination terms contained in an Acquisition Document, in each case in form and substance reasonably satisfactory to the Agent, or (ii) otherwise on terms and conditions reasonably satisfactory to the Agent;

(g) all property to be acquired in connection with the _________________ Acquisition shall be free and clear of any and all Liens, except for Permitted Liens;

(h) no Default or Event of Default shall have occurred or be continuing on the date of the consummation of the _________________ Acquisition or shall result from the consummation thereof;

(i)  the Loan Parties shall have executed and delivered to the Agent a collateral assignment of Acquisition Documents, in form and substance reasonably satisfactory to the Agent;

(j)  the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the date of the consummation of the _____________ Acquisition shall be correct and accurate on and as of such date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be correct and accurate as of such earlier date);

(k) no authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the _________________ Acquisition other than such as have been obtained; and

(l)  at the time of consummation of the _________________ Acquisition, there shall be no claim, action, suit, investigation, litigation or proceeding pending or threatened against any Loan Party or the seller under the _________________ Acquisition with respect to, or any judgment, order or injunction prohibiting or imposing any material adverse condition upon the consummation of, the _________________ Acquisition.

The consent provided for in this Section shall be effective only in the specific instance and for the specific purpose set forth herein (and does not constitute a waiver of any Default or Event of Default existing on the date hereof) and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect. The Required Lenders' granting of such consent shall not be construed as an indication that any future consent or waiver of the Financing Agreement or any other provision of the Loan Documents will be granted, it being understood that the grant or denial of any waiver or consent which may hereafter be requested by the Loan Parties remains in the sole and absolute discretion of the Required Lenders or the Lenders, as the case may be.

4.   Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent is hereinafter referred to as the "Amendment Effective Date"):

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Amendment Effective Date shall be correct and accurate on and as of the Amendment Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be correct and accurate as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Execution of Amendment. The Agent shall have executed this Amendment and shall have received a counterpart to this Amendment, duly executed by each Lender, each Borrower and each Guarantor.

(c) Payments from the Borrowers. The Borrowers shall have paid to the Agent (for the ratable benefit of the Lenders) a non-refundable amendment fee in the amount of $203,600 in immediately available funds, which amendment fee shall be fully earned by the Agent and due and payable on the date hereof.

(d) Legal Matters. All legal matters incident to this Amendment shall be satisfactory to the Agent and its counsel.

5.   Representations and Warranties. Each Loan Party represents and warrants to the Agent and the Lenders as follows:

(a) Authorization, Etc. (i) The execution, delivery and performance by such Loan Party of this Amendment and the performance by such Loan Party of the Financing Agreement as amended hereby, (A) have been duly authorized by all necessary action on the part of such Loan Party, (B) do not and will not violate any provision of applicable Law, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (C) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (D) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, and (ii) such Loan Party has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Financing Agreement as amended hereby.

(b) Enforceability of Loan Documents. This Amendment and the Financing Agreement as amended hereby, are the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with the terms thereof.

(c) Representations and Warranties. The representations and warranties contained in Article VI of the Financing Agreement and other Loan Documents are correct on and as of the Amendment Effective Date as though made on and as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date), and no Default or Event of Default has occurred and is continuing on and as of the Amendment Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment or any other Loan Document to which it is a party being executed in connection with this Amendment, or for the performance of the Financing Agreement as amended hereby.

6.	Miscellaneous.

(a) Continued Effectiveness of the Financing Agreement. Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment. To the extent that any Loan Document purports to assign or pledge to the Agent, or to grant to the Agent, for the benefit of the Lenders, a security interest in or lien on, any collateral as security for its obligations from time to time existing in respect of the Loan Documents, such pledge, assignment and/or grant of a security interest or lien is hereby ratified and confirmed in all respects as security for all of its obligations, whether now existing or hereafter arising. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power or remedy of the Agent or any Lender under the Financing Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Financing Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

(c) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Governing Law. The Financing Agreement and this Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such state.

(e) Amendment as Loan Document. The Loan Parties hereby acknowledge and agree that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by the Loan Parties under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(f)  Costs and Expenses. The Loan Parties agree to pay on demand all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

(g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE REVISIONS CONTEMPLATED HEREIN.

(h) No Offsets or Defenses. No defense, set-off, offset, abatement, deduction, counterclaim or charge exists in favor of any Loan Party with respect to any of the obligations of such Loan Party under the Loan Documents, and each Loan Party hereby represents, warrants and certifies that it unconditionally, irrevocably and absolutely agrees to pay its obligations under the Loan Documents as and when due and payable.

(i)  Release. As of the date hereof, each Borrower (on behalf of itself and its Subsidiaries and Affiliates) and each Guarantor (on behalf of itself and its Subsidiaries and Affiliates), their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any Borrower or any Guarantor, for their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby and shall be deemed to have forever remised, released and discharged the Agent, the Lenders and their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent or any Lender would be liable if such persons or entities were found to be liable to any Borrower or any Guarantor, or any of them (collectively hereinafter the "Lender Parties"), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Amendment, the Financing Agreement or any other Loan Document and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWER:
HUNTINGDON LIFE SCIENCES LIMITED

By: ___________________________________
Name: Title:

GUARANTORS:
By: ____________________________________
Name: Title:

By: ____________________________________
Name: Title:

LENDERS:
__________________, as Agent and as a Lender
By:
By: ___________________________________
Name: Title:
By: ___________________________________
Name: Title:
__________________________, as a Lender
By: __________________________________
Name: Title: